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                                                                     EXHIBIT 4.2

                                     [Date]

[Name and address of employee]

Dear [Employee]:

     This will confirm that Scientific-Atlanta, Inc. (the "Company") has awarded
to you a grant of           shares (the "Shares") of its Common Stock, subject
to the terms and conditions set forth in resolutions adopted by the Executive Committee of the Board of Directors as of December 7, 1993, a copy of which is enclosed for your reference and information.

     The issuance of the Shares to you will be registered under the Securities Act of 1933 (the "Act") on Form S-8 and the Shares, upon issuance, will be listed for trading on the New York Stock Exchange. You will not have any rights as a shareholder of the Company with respect to any of the Shares until such registration and listing have been accomplished and a stock certificate or certificates for such Shares has been issued. When the certificate(s) are issued, they will be initially delivered to the General Counsel of the Company to be held in escrow until the restrictions lapse.

     The Company will be required to withhold federal and state taxes with respect to the Shares at the time the restrictions lapse. It will be your responsibility to deliver to the Company sufficient funds to satisfy such withholding requirements at the time the Shares are delivered to you.

     The issuance of shares as described in this letter is being offered only to a very select group of key employees. It is very important to the Company that neither the terms nor the existence of this letter be made known to, or discussed with, any other person, either within or outside of the Company. By execution of this letter in the space provided below, you agree to maintain the confidential nature of this letter and the matters described herein.

     This letter does not constitute a contract of employment, and neither party hereto, by execution, delivery or acceptance of this letter, implies, agrees or otherwise undertakes that an employment relationship between the Company and the undersigned employee will continue for any particular duration. This letter does not give the undersigned employee any right to remain or continue as an employee of the Company.

     The rights granted to you in this letter are personal to you, and are not transferable. Any attempt to transfer, assign, sell, mortgage or pledge any right hereunder will be null and void and cause your rights hereunder to terminate.

                                          Sincerely,


                                          James M. McDonald
                                          President and Chief
                                          Executive Officer



     Accepted this      day of           , 1993.


                                          ---------------------------
                                                     Employee

cc: William E. Eason, Jr.
    Brian C. Koenig